THE LOU HOLLAND TRUST

AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 25th day of July, 2007, to the Custody Agreement, dated as of May 18, 2004, as amended February 24, 2006, (the “Custody Agreement”), is entered by and between The Lou Holland Trust, a Delaware statutory trust (the “Trust”) and U.S. Bank, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend the fees of the Custody Agreement; and

WHEREAS, Article XIV, Paragraph 14.4 of the Custody Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C, the fee schedule of the Custody Agreement, is hereby superseded and replaced with Amended Exhibit C, effective August 1, 2007, attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

the lou holland trust	U.S. BANK, N.A.

By: /s/ Laura J. Janus	By: /s/ Joe D. Redwine

Printed Name: Laura J. Janus	Printed Name: Joe D. Redwine

Title:Treasurer	Title: Senior Vice President

Amended Exhibit C

to the

Custody Agreement – The Lou Holland Trust

DOMESTIC CUSTODY SERVICES ANNUAL FEE SCHEDULE Lou Holland Growth Fund--Effective 08/01/07

Annual fee based upon market value:

•     .75 basis points on assets (Minimum annual fee $4,800 per Fund)

•     CCO Support $1,200 per year

Portfolio Transaction Fees

$12.00 per US Bank repurchase agreement transaction

$ 6.00 per book entry security (depository or Federal Reserve system) and non-US Bank repurchase agrmt

$25.00 per portfolio transaction processed through our New York custodian definitive security (physical)

$ 8.00 per principal paydown

$15.00 per option/future contract written, exercised or expired

$50.00 per Cedel/Euroclear transaction

$15.00 per mutual fund trade

$15.00 per Fed Wire

$15.00 per margin variation Fed wire

$ 6.00 per short sale

$150.00 per segregated account per year

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

No charge for the initial conversion free receipt.

Overdrafts – charged to the account at prime interest rate plus 2.

Plus out-of-pocket expenses, and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

Fees are billed monthly.

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